   As filed with the Securities and Exchange Commission on February 6, 1998
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                       THE PEP BOYS -- MANNY, MOE & JACK
            (Exact name of registrant as specified in its charter)
Pennsylvania                                                       23-0962915
(State or other jurisdiction of incorporation)
                                          (I.R.S. Employer Identification No.)
                             ---------------------
                          3111 West Allegheny Avenue
                       Philadelphia, Pennsylvania 19132
                                (215) 229-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             Mitchell G. Leibovitz
                            Chairman of the Board,
                     President and Chief Executive Officer
                       The Pep Boys -- Manny, Moe & Jack
                          3111 West Allegheny Avenue
                       Philadelphia, Pennsylvania 19132
                                (215) 229-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                with copies to:
                            Daniel D. Rubino, Esq.
                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                           New York, New York 10022
                                (212) 821-8000
                           (Counsel for Registrant)
                             ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                                  Proposed
                                                                                  Maximum
                                                          Proposed Maximum       Aggregate       Amount of
  Title of Each Class of Securities      Amount to be    Offering Price per       Offering      Registration
           to be Registered             Registered(1)        Security(2)          Price(1)          Fee
-------------------------------------------------------------------------------------------------------------
Debt Securities .....................  $200,000,000            100%           $200,000,000     $59,000
=============================================================================================================

(1) Or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate public offering price of $200,000,000.
(2) Estimated solely for the purpose of calculating the registration fee.
                            ---------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws on any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998

PROSPECTUS

                               [GRAPHIC OMITTED]

                                Debt Securities
                                  ----------
     The Pep Boys -- Manny, Moe & Jack (the "Company") may from time to time offer its debt securities (the "Debt Securities") on terms to be determined at the time of sale. The Debt Securities may consist of one or more series of unsecured debt securities, which may be either senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"). The Debt Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price of the securities to be offered by this Prospectus shall not exceed $200,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies).

     The Prospectus Supplement accompanying this Prospectus will set forth, with respect to the particular series or issue of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered: the terms of any Debt Securities offered, the specific designation, aggregate principal amount, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption or repayment terms, the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities shall be denominated or payable, any index, formula or other method pursuant to which principal, premium or interest may be determined and the form of the Debt Securities (which may be in registered, bearer or global form), and any initial public offering price, the net proceeds to the Company and the other specific terms of such offering of Debt Securities.

     The Senior Securities offered pursuant to this Prospectus will rank equally with all other unsecured and unsubordinated obligations of the Company. The Subordinated Securities offered by this Prospectus will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."

                                  ----------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR AD-EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
     The Debt Securities may be offered directly, through agents designated from time to time, to or through dealers or to or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter, is involved in the offering of the Debt Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any accompanying Prospectus Supplement.

                                  ----------
                      Prospectus dated        , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company. The address of the Commission's Web site is http:/www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus contains forward-looking statements that involve risks and uncertainties, including risks associated with the automotive aftermarket retail and service industries and other risks detailed from time to time in the Company's filings with the Commission.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended February 1, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended May 3, 1997, August 2, 1997 and November 1, 1997, and any amendments or reports filed for the purpose of updating such description, each as filed with the Commission pursuant to the Exchange Act, are incorporated into this Prospectus by reference.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. Michael J. Holden, Executive Vice President and Chief Financial Officer, The Pep Boys -- Manny, Moe & Jack, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

                                  THE COMPANY


     Pep Boys is a leading automotive aftermarket retail and service chain. The Company is engaged principally in the retail sale of automotive parts and accessories, automotive maintenance and service and the installation of parts. As of November 1, 1997, Pep Boys operated 675 stores (566 Supercenters and 109 Pep Boys Express stores) located in 33 states, the District of Columbia and Puerto Rico, of which 365 stores are owned and 310 stores are leased. Pep Boys believes it is best positioned to gain market share and to increase profitability by serving the "do-it-yourself," "do-it-for-me" and "buy-for-resale" customer segments with the highest quality merchandise and service at the best value.


     The Company operates approximately 12,826,000 gross square feet of retail space, including an aggregate of 5,908 service bays. The Company's Supercenter is a free standing, "one-stop" shopping automotive warehouse that features state-of-the-art service bays. Each Supercenter carries an average of approximately 28,000 stock-keeping units and serves the automotive aftermarket needs of the "do-it-yourself", the "do-it-for-me" and the "buy-for-resale" customer segments. Late in 1996, a new Supercenter prototype was introduced, reducing overall size to approximately 18,200 square feet while offering the same number of stock-keeping units and increasing the number of service bays to
12. The Company intends to continue to utilize this new prototype in 1998. Pep Boys believes that the operation of service bays in its Supercenters differentiates it from most of its competitors by providing its customers with the ability to purchase parts and have them installed at the same location.


     Pep Boys Express stores (formerly called PARTS USA) generally operate in certain urban locations that the Company believes will be better served by stores with an extensive selection of parts and accessories (an average of approximately 27,000 stock-keeping units per store) but without tires or service bays. Pep Boys Express stores primarily serve the automotive aftermarket needs of the "do-it-yourself" and the "buy-for-resale" customer segments. Pep Boys Express stores average approximately 9,500 square feet. As compared to Supercenters, Pep Boys Express stores have a higher percentage of hard parts, the highest margin merchandise category in the sales mix. By selectively supplementing its Supercenter presence with Pep Boys Express stores, the Company seeks to increase its market penetration and market share over time.


     The Company has established a commercial delivery business to increase its market share with the professional installer. This will strengthen the Company's position in the "buy-for-resale" customer segment by taking greater advantage of the breadth and quality of its parts inventory as well as its experience supplying its own service bays and mechanics. As of November 1, 1997, 150 of the Company's stores provide parts delivery, and by the end of 1998, the Company expects to provide parts delivery from all of its suitable stores, representing approximately 80% of its chain.


     The Company believes it is well positioned to serve the entire service and repair market and is actively developing fleet maintenance programs with national and local fleet management agencies, corporate fleets, rental car agencies and extended warranty companies. Pep Boys is also reconditioning used rental cars in preparation for resale. The flexibility to use less busy periods of the day for fleet maintenance and rental car reconditioning programs creates an opportunity for Pep Boys to increase the capacity utilization of its service bays, thereby creating high margin, incremental sales for the Company.


     During fiscal years 1993, 1994, 1995 and 1996, the Company added a net of 29, 49, 71 and 98 stores, respectively. For the thirty-nine weeks ended November 1, 1997, the Company has added a net of 71 stores. The Company plans to open approximately 39 new stores during the fourth quarter of fiscal 1997. In fiscal 1998, the Company plans to open up to 70 new stores. The Company expects that by slowing the rate of new store openings, it will be able to increase its focus, execution and returns from existing stores. In addition, the Company believes that it will be able to fund this expansion plan with internal cash flow.


     Although the Company's competition varies by geographical area, the Company believes that it generally has a favorable competitive position in terms of price, depth and breadth of merchandise, quality of personnel and customer service. The Company believes that it provides customers with among the lowest prices in each of its markets. Pep Boys employs an everyday-low-price strategy which it believes provides its customers better value and consistency on a day-to-day basis and improves inventory management. In addition, Pep Boys believes that it carries among the largest selection of parts, accessories and chemicals in the automotive aftermarket retail industry, with approximately 28,000 SKUs per Supercenter. The Company also believes it provides a high level of customer service through its well-trained and knowledgeable employees. The Company's advertising strategy consists primarily of television advertising and multi-page catalogs, supplemented with radio advertising and various in-store promotions.

     The Company utilizes electronic parts catalogs, enabling employees to reference and access parts instantly while noting price, related items and in-stock position. In addition, the Company monitors product sales by SKU through its point-of-sale system which utilizes bar code slot scanning. This system enables the Company to monitor its gross margins and set minimum and maximum inventory levels for each store. The Company's centralized buying system and a perpetual inventory-automatic replenishment system orders additional inventory from one of the Company's warehouses when a store's inventory on hand falls below the minimum level set for each SKU.

     The Pep Boys -- Manny, Moe & Jack, a Pennsylvania corporation, was incorporated in 1925. The Company's executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended February 1, 1997.



                                                                  Year Ended
                             ------------------------------------------------------------------------------------
                              Jan. 30, 1993     Jan. 29, 1994     Jan. 28, 1995     Feb. 3, 1996     Feb. 1, 1997
                             ---------------   ---------------   ---------------   --------------   -------------
Ratio of Earnings to Fixed
 Charges .................   4.3x              4.9x              4.7x              4.1x             4.7x

     For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of
(a) earnings before income taxes and changes in accounting principle and (b) fixed charges (exclusive of capitalized interest costs). "Fixed charges" represent interest costs including capitalized interest costs, plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).


                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement accompanying this Prospectus, proceeds from the sale of the Debt Securities will be used by the Company for working capital, for the repayment of debt or for other general corporate purposes, and initially may be temporarily invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities, as well as any modifications or additions to such general terms that may apply in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.


The Indentures

     Senior Securities, if issued in the future, will be issued under an Indenture between the Company and PNC Bank, National Association, as Trustee (the "Senior Indenture"). Subordinated Securities, if issued in the future, will be issued under an Indenture between the Company and PNC Bank, National Association, as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture."

     The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each Indenture is available for inspection at the corporate trust office of the Trustee at 1600 Market Street, 30th Floor, Philadelphia, Pennsylvania 19103. The following description of the Indentures and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms defined in the Indentures are used herein as therein defined (unless otherwise defined herein).

     There is no requirement that future issues of debt securities of the Company be issued under either of the Indentures, and the Company is free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.


General Terms of Debt Securities

     Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture (Section 301 of the Indentures). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indentures).

     In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of the Indentures), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities to be offered for the following terms thereof: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the purchase price of such Debt Securities (expressed as a percentage of the principal amount); (4) the date or dates, or the method for determining such date or dates, on which the principal (and premium, if any) of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and such Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased, as a whole or in part, pursuant to such obligation; (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (12) any additions, modifications or deletions in the terms of such Debt Securities with respect to the Events of Default set forth in the respective Indentures; (13) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including the initial conversion price or rate, the conversion period and any other provision in addition to or in lieu of those described herein; (14) whether such Debt Securities will be issued in certificated or book-entry form; (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof;
(16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture; and (17) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures (Section 301 of the Indentures).

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issued only in registered form without coupons in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on an interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional Federal income tax considerations will be set forth in the Prospectus Supplement relating thereto.



Certificated Securities

     Except as may be set forth in the applicable Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures).


Book-Entry Debt Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture, and then forwarded to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

     DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

     DTC is limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records.

A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.


     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment of the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

     None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Merger

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or a State thereof and shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the convenants and conditions of the applicable Indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the applicable Indenture (Section 801 of the Indentures).


Limitations on Liens; Restrictions on Sale and Leaseback Transactions

     Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance upon, or any interest or title of any lessor, lender or other secured party to, or under any Capital Lease with respect to, any Operating Property or Operating Asset of the Company or any Restricted Subsidiary, whether such assets are now owned or hereafter acquired (herein referred to as a "Mortgage" or "Mortgages"), without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Debt Securities) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to: (a) Mortgages incurred or created in the ordinary course of business not arising in connection with Indebtedness that do not in the aggregate materially impair the use or value of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, (b) Mortgages existing as of the date of the Indenture, (c) Mortgages (other than Capital Leases) to secure the payment of all or any part of the purchase price or construction costs in respect of property or properties acquired by the Company or a Restricted Subsidiary after the date of the Indenture securing Indebtedness incurred prior to, at the time of, or within 360 days after, the acquisition of any such property or the completion of any such construction and which secures Indebtedness not in excess of the amount expended in the acquisition and improvements thereof, (d) Mortgages upon any property or assets owned by any Restricted Subsidiary when it becomes a Restricted Subsidiary, (e) Mortgages upon any property or assets of any corporation existing at the time such corporation is merged into or consolidated with the Company or any Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary,
(f) Mortgages upon any property when the property is acquired by the Company or a Restricted Subsidiary, (g) Mortgages to secure the payment of all or any part of the cost of improvements to any property owned by the Company or a Restricted Subsidiary, (h) the extension, renewal or replacement of any Mortgage permitted by subparagraph (b), (c), (d), (e), (f) or (g) above, but only if the principal amount of Indebtedness secured by the Mortgage immediately prior thereto is not increased and the Mortgage is not extended to other property, (i) Mortgages for certain taxes or other governmental charges,
(j) Mortgages arising out of any final judgment for the payment of money aggregating not in excess of $10,000,000, (k) Mortgages arising out of any legal proceeding or final judgment which is being contested in good faith, provided enforcement of any such lien has been stayed, (l) easements or similar encumbrances, the existence of which do not materially impair the use of the property subject thereto and (m) Mortgages securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary. (Section 1004(a)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Mortgages in addition to those permitted above, and renew, extend or replace such Mortgages provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets. (Section 1004(b))

     Restrictions on Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property or Operating Asset, whether now owned or hereafter acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such persons with the intention of taking back a lease on such property (a "Sale and Leaseback Transaction") unless (a) such transaction involves a lease or right to possession or use for a temporary period not to exceed three years following such sale, by the end of which it is intended that the use of such property by the lessee will be discontinued, (b) the Company or a Restricted Subsidiary would, on the effective date of such transaction, be entitled to issue, assume or guarantee indebtedness secured by a Mortgage on such property at least equal in an amount to the Attributable Debt in respect thereof, without equally and ratably securing the Notes as set forth in the Indenture, or (c) if the proceeds of such sale (i) are equal to or greater than the fair market value of such property and (ii) are applied within 360 days after the receipt of the proceeds of sale or transfer to either the purchase or acquisition of fixed assets or equipment used in the operation of the business or the construction of improvements on real property or to the repayment of Senior Funded Debt of the Company or any Restricted Subsidiary. The preceding restriction shall not apply to any Sale and Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1005(a)) The Company or any Restricted Subsidiary may enter into Sale and Leaseback Transactions in addition to those permitted above, and without any obligation to retire any Senior Funded Debt of the Company or a Restricted Subsidiary, provided that, at the time of entering into such Sale and Leaseback Transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets. (Section 1005(b))


     Waiver of Certain Covenants. The Company may omit in respect of any series of Debt Securities issued under the Senior Indenture, in any particular instance, to comply with any covenant or condition set forth under "Limitations on Liens" and "Restrictions on Sale and Leaseback Transactions" above, if before or after the time for such compliance the Holders of at least a majority in principal amount of the Debt Securities at the time outstanding of such series either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Company and the duties of the Senior Trustee in respect of any such covenant or condition shall remain in full force and effect (Section 1005 of the Senior Indenture).


     Subordinated Indenture. The Subordinated Indenture does not contain the limitations on liens and restrictions on sale and leaseback transactions contained in the Senior Indenture.


Certain Definitions


     Set forth below are certain significant terms which are defined in Section 101 of the Indenture:


     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).


     "Capital Lease" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.


     "Consolidated" when used with respect to any of the terms defined in the Indenture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.


     "Exempted Debt" means the sum of the following items outstanding as of the date Exempted Debt is being determined: (i) Indebtedness for money borrowed of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to Section 1004(b) (excluding Indebtedness incurred in connection with pollution control financings and industrial revenue bond financings) and (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all Sale and Leaseback Transactions entered into pursuant to Section 1005(b).


     "Funded Debt" means Indebtedness, whether incurred, assumed or guaranteed, which matures more than one year from the date of creation thereof, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date.


     "Indebtedness" of any person means, without duplication, indebtedness for borrowed money and all indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, assumed or guaranteed by such person or where such person is otherwise liable therefor, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person even though such person has not assumed or become liable for the payment of such indebtedness.


     "Investment" means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of the Company or of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Restricted Subsidiary of accounts receivable of the Company or any Restricted Subsidiary arising from transactions in the ordinary course of business of the Company or any Restricted Subsidiary.


     "Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except Funded Debt, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each such case would be so included on such balance sheet.


     "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary.


     "Operating Property" means all real property and improvements thereon owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.


     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiaries" means (a) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture and (b) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries. The Indenture provides that, subject to certain restrictions, the Company's Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries. Initially the Company will have no Non-Restricted Subsidiaries.


     "Senior Funded Debt" means all Funded Debt, except Funded Debt the payment of which is subordinated to the payment of the Notes.


     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances for the election of directors of said corporation is at the time owned by the Company, or by the Company and one or more Subsidiaries, or by any one or more Subsidiaries.


Events of Default, Notice and Waiver


     Senior Indenture. The Senior Indenture provides that the following events are Events of Default with respect to any series of Debt Securities issued thereunder; (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Senior Indenture).

     The Senior Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Senior Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Senior Indenture).

     If an Event of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Senior Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Senior Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may
be) have been cured or waived as provided in the Senior Indenture (Section 502 of the Senior Indenture). The Senior Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Senior Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Senior Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Senior Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Senior Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Senior Indenture).

     Subject to provisions in the Senior Indenture relating to its duties in case of default, the Senior Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction or any Holders of any series of Debt Securities then Outstanding under the Senior Indenture, unless such Holders shall have offered to the Senior Trustee reasonable security or indemnity (Section 602 of the Senior Indenture). Subject to such provisions for indemnification and certain limitations contained in the Senior Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred upon the Senior Trustee (Section 512 of the Senior Indenture).

     Subordinated Indenture. The Subordinated Indenture provides that the following events are the only Events of Default with respect to any series of Debt Securities issued thereunder; (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Subordinated Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events relating to the bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Subordinated Indenture).


     As with the Senior Indenture, the Subordinated Trustee may withhold notice to the Holders of any series of Debt Securities issued under the Subordinated Indenture of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Subordinated Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Subordinated Indenture).


     If an Event of Default under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Subordinated Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Subordinated Indenture). The Subordinated Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Subordinated Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Subordinated Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Subordinated Trustee a statement signed by specified officers, stating whether or not such officers have knowledge of any default under the Subordinated Indenture, and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Subordinated Indenture).


     Subject to provisions in the Subordinated Indenture relating to its duties in case of default, the Subordinated Trustee is under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Subordinated Indenture, unless such Holders shall have offered to the Subordinated Trustee reasonable security or indemnity (Section 602 of the Subordinated Indenture). Subject to such provisions for indemnification and certain limitations contained in the Subordinated Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or of exercising any trust or power conferred upon the Subordinated Trustee (Section 512 of the Subordinated Indenture).

Modification of the Indentures

     Senior Indenture. Modifications and amendments of the Senior Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of each series of Outstanding Debt Securities under the Senior Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; or (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Senior Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder (Section 902 of the Senior Indenture).

     Subordinated Indenture. Modifications and amendments of the Subordinated Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of each series of Outstanding Debt Securities under the Subordinated Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of the repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Subordinated Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or
(f) subordinate the indebtedness evidenced by any such Debt Security to any indebtedness of the Company other than Senior Indebtedness (as defined in the Subordinated Indenture) (Section 902 of the Subordinated Indenture).


Defeasance and Covenant Defeasance

     The Indentures provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of either Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402 of the Indentures) or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Sections 1004 and 1005 of the Senior Indenture (being the restrictions described under "Limitation on Liens" and "Restrictions on Certain Dispositions," respectively) or, if provided pursuant to Section 301 of either Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of the Indentures), in either case upon the irrevocable deposit by the Company with the relevant Trustee (or other qualifying trustee), in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.


     Such a trust may only be established if, among other things, the Company has delivered to the relevant Trustee an Opinion of Counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404 of the Indentures).


     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).


     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the currency, currency unit or composite currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate (Section 1405 of the Indentures). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign currency, currency unit or composite currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 412 of the Indentures).


     In the event the Company effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 and 1005 of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities or any related coupons) or described in clause (d) or (g) under "Events of Default, Notice and Waiver" with respect to any other covenant with respect to which there has been defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities and any related coupons are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the accleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.


     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.


Senior Securities


     Senior Securities are to be issued under the Senior Indenture. Each series of Senior Securities will constitute Senior Indebtedness and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated debt (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.


Subordination of Subordinated Securities


     Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture). At November 1, 1997, the aggregate Senior Indebtedness of the Company was approximately $503 million. The Indenture does not prohibit or limit the incurring of additional Senior Indebtedness by the Company.


     Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.


     Subordination Provisions. In the event (a) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:


       (1) in a circumstance described in the foregoing clause (a) or (b), the holders of all Senior Indebtedness and in the circumstance described in the foregoing clause (c), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in repsect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;


       (2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Company available for payment or distribution in respect of Subordinated
   Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;

       (3) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holders of any of the Subordinated Securities would be entitled except for the provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clauses (1) and (2) above), or on their behalf, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clauses (1) and (2) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities;

       (4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

     By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.


Definition of Senior Indebtedness

     Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) hereof expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of the following ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Debt Securities underwritten or purchased by each of them, the public offering price of such Debt Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale of any Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

     The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.


                                 LEGAL MATTERS

     The validity of the authorization and issuance of the Debt Securities offered hereby is being passed upon for the Company by Willkie Farr & Gallagher, New York, New York.


                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution


     The following table sets forth all expenses (other than the underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered, which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee:


    SEC Registration Fee ....................   $ 59,000
    Printing and Engraving Expenses .........     25,000
    Legal Fees and Expenses .................    150,000
    Accounting Fees and Expenses ............     15,000
    Blue Sky Fees and Expenses ..............     10,000
    Trustee Fees ............................     10,000
    Rating Agency Fees ......................     25,000
    Miscellaneous Expenses ..................      6,000
                                                --------
        Total ...............................   $300,000
                                                ========


Item 15. Indemnification of Directors and Officers


     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the BCL contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.


     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.


     Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.


     Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.


     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct and that such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.


     Section 1745 provides that expenses incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that the indemnification and advancement of expenses provided by Subchapter 17D of the BCL (i) will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office, and (ii) may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter 17D of BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental corporate changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     Article VII of the Company's Bylaws provides in general that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Bylaws further provide that any alteration, amendment, or repeal of the indemnification provisions, if not approved by 80% of the Board of Directors, requires the affirmative vote of shareholders owning at least 80% of the outstanding shares entitled to vote.

     The Company maintains liability insurance on behalf of its directors and officers.

     See Section 6 of the Underwriting Agreement Basic Provisions, filed as
Exhibit 1 hereto, pursuant to which the underwriter agrees to indemnify the Company, its directors, certain officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits.



Exhibit
 Number                                                Description
--------   --------------------------------------------------------------------------------------------------
  1        Form of Distribution Agreement
*4.1       Form of Senior Indenture
*4.2       Form of Subordinated Indenture
*4.3       Form of Senior Security
*4.4       Form of Subordinated Security
  5        Opinion of Willkie Farr & Gallagher
12.1       Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the
           Company's Annual Report on Form 10-K for the year ended February 1, 1997)
12.2       Calculation of Ratio of Earnings to Fixed Charges for the 39 weeks ended November 1, 1997
23.1       Consent of Willkie Farr & Gallagher (included in Exhibit 5)
23.2       Consent of Deloitte & Touche LLP
 24        Power of Attorney (included on the signature page hereof)
*25        Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee

------------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.


Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission ("SEC") by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrants pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 6, 1998.


                                        THE PEP BOYS - MANNY, MOE & JACK


                                        By:     /s/ Mitchell G. Leibovitz
                                           ------------------------------------

                                                  Mitchell G. Leibovitz
                                             Chairman of the Board, President
                                                and Chief Executive Officer


                               POWER OR ATTORNEY

     Each of the undersigned officers and directors of The Pep Boys -- Manny, Moe & Jack hereby severally constitutes and appoints Mitchell G. Leibovitz and Michael J. Holden as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



           Signature                               Title                           Date
-------------------------------   ---------------------------------------   -----------------
  /s/ MITCHELL G. LEIBOVITZ       Chairman of the Board, President and      February 6, 1998
-----------------------------     Chief Executive Officer and Director
    Mitchell G. Leibovitz         (Principal Executive Officer)

  /s/ MICHAEL J. HOLDEN           Executive Vice President and Chief        February 6, 1998
-----------------------------     Financial Officer (Principal Financial
    Michael J. Holden             and Accounting Officer)

                                  Director                                  February  , 1998
-----------------------------
    Lennox K. Black
  /s/ BERNARD J. KORMAN           Director                                  February 6, 1998
-----------------------------
    Bernard J. Korman
  /s/ J. RICHARD LEAMAN, JR.      Director                                  February 6, 1998
-----------------------------
    J. Richard Leaman, Jr.
  /s/ MALCOLMN D. PRYOR           Director                                  February 6, 1998
-----------------------------
    Malcolmn D. Pryor
  /s/ LESTER ROSENFELD            Director                                  February 6, 1998
-----------------------------
    Lester Rosenfeld
  /s/ BENJAMIN STRAUSS            Director                                  February 6, 1998
-----------------------------
    Benjamin Strauss
                                  Director                                  February  , 1998
-----------------------------
    Myles H. Tanenbaum
  /s/ DAVID V. WACHS              Director                                  February 6, 1998
-----------------------------
    David V. Wachs


                                 EXHIBIT INDEX



Exhibit
 Number                                                Description
--------   --------------------------------------------------------------------------------------------------
  1        Form of Distribution Agreement
*4.1       Form of Senior Indenture
*4.2       Form of Subordinated Indenture
*4.3       Form of Senior Security
*4.4       Form of Subordinated Security
  5        Opinion of Willkie Farr & Gallagher
12.1       Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the
           Company's Annual Report on Form 10-K for the year ended February 1, 1997)
12.2       Calculation of Ratio of Earnings to Fixed Charges for the 39 weeks ended November 1, 1997
23.1       Consent of Willkie Farr & Gallagher (included in Exhibit 5)
23.2       Consent of Deloitte & Touche LLP
 24        Power of Attorney (included on the signature page hereof)
*25        Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee

------------
* To be filed by amendment or incorporated by reference to the extent applicable in connection with an offering.